EXHIBIT 99.(a)(1)(D)

FORM OF EMAIL REGARDING FAILURE TO MAKE AN ELECTION

To:         [NAME]

From:    [____]@restorationhardware.com

Subject: Reminder: Tender Offer Election Required

REMINDER

DEADLINE: 11:59 P.M., PACIFIC TIME, APRIL 28, 2008 UNLESS THE OFFER IS EXTENDED

To all Eligible Optionees in the Offer:

The Offer to amend your Eligible Options will expire at 11:59 p.m., Pacific Time, on April 28, 2008 unless we extend the Offer. All capitalized terms used but not otherwise defined herein shall be as defined in that certain Offer to Amend Eligible Options (the “Offering Memorandum”) filed with the Securities and Exchange Commission on March 17, 2008 and separately provided to you.

If you decide to accept the Offer with respect to your Eligible Options, you need to submit your Election Form in accordance with the instructions set forth in the Election Form and the Offering Memorandum. The submission needs to be made by the deadline indicated above. We cannot accept late submissions, and we therefore urge you to respond early to avoid any last minute problems.

Even if you do not wish to accept the Offer with respect to your Eligible Options, we request that you submit an Election Form reflecting your rejection of the Offer.